UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2011

Patriot Scientific Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-22182	84-1070278
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Carlsbad Corporate Plaza 701 Palomar Airport Road Suite 170 Carlsbad, CA 92011
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (760) 547-2700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 6, 2011, Patriot Scientific Corporation (the “Company”) entered into a settlement agreement with Technology Properties Limited LLC (“TPL”), pursuant to which the Company and TPL settled all claims relating to their current litigation.  A description of the litigation is contained in the Company’s Form 10-K for the fiscal year ended May 31, 2011, under the caption “TPL Litigation” at Item 3. Legal Proceedings.

Pursuant to the terms of the settlement agreement, TPL has agreed to have PDS allocate to the Company $1,100,000 at the rate of five and ten percent of future distributions due to TPL as a member of PDS; TPL has agreed to increased review and procedures by PDS and the Company on all MSD licensing; the Company has agreed to have PDS pay TPL for certain litigation and reexamination support services at the rate of  $172,000 for June 2011, and $86,000 per month thereafter until 60 days after the Markman hearing in the current patent infringement litigation; and the parties have agreed to established guidelines and procedures relating to proposed license arrangements to be entered into by TPL involving the MSD Patents and one or more other patents within TPL’s portfolio that is not an MSD Patent, and a procedure for allocating revenue between the MSD Patents and the non-MSD Patents, if needed.

On October 7, 2011 the Company issued a press release announcing the settlement, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.  The following material is filed as an exhibit to this Current Report on Form 8-K.

Exhibit Number
99.1         Press release issued on October 7, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patriot Scientific Corporation

Date: October 7, 2011	By:	/s/ Clifford L. Flowers
Clifford L. Flowers
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued on October 7, 2011